SECURITIES AND EXCHANGE COMMISSION
                   Washington, D. C.  20549



                           FORM 8-K

                        CURRENT REPORT


              Pursuant to section 13 or 15(d)
           of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported) September 13, 1995





                 GENERAL DYNAMICS CORPORATION

    (Exact name of registrant as specified in its charter)




       Delaware                 1-3671            13-1673581
   (State or other           (Commission        (IRS Employer
     jurisdiction            File Number)    Identification No.)
  of incorporation)



3190 Fairview Park Drive, Falls Church, Virginia   22042-4523
  (Address of principal executive offices)         (Zip Code)



                         (703) 876-3000
       Registrant's telephone number, including area code





Item 2.   Acquisition or Disposition of Assets

     As of September 13, 1995, General Dynamics Corporation (the registrant) acquired all of the issued and outstanding shares of Bath Iron Works Corporation from Bath Holding Corp. and the Prudential Insurance Company of America. Founded in 1884, Bath Iron Works is one of the U.S. Navy's premier builders of surface combatant ships, and has served as the lead shipyard for 10 of the 20 classes of surface combatants built for the Navy since World War II. The total backlog includes contracts for the delivery of 11 DDG 51 destroyers. Navy plans call for the delivery of an additional 25 destroyers; it is expected that these will be allocated between Bath Iron Works and its principal competitor. Bath Iron Works employs approximately 8,300 people at three primary locations in Maine: a headquarters and shipyard in Bath; fabrication, warehousing and engineering facilities in Brunswick; and an overhaul and repair facility in Portland.

      The purchase consideration of $300 million was established by negotiation and the registrant paid such amount in cash from available funds. The Merger Agreement provides that the purchase consideration is subject to post-closing adjustment based generally upon changes in specified account balances.

      The assets acquired include, among other things, machinery, equipment and other physical property the primary use of which relates to the design and construction of surface combatant ships. It is the present intent of the registrant to continue to devote the assets to such purposes.

Item 7. Financial Statements and Exhibits

(a)     Financial statements of businesses acquired.

        Bath Iron Works Corporation
        Unaudited Financial Statements for the period ended July 2, 1995 Audited Financial Statements for the years ended
        January 1, 1995 and January 2, 1994 Together With Auditors' Report

(b)     Pro forma financial information.

        Unaudited Pro Forma Combined Condensed Financial Statements Notes to Unaudited Pro Forma Combined Condensed
        Financial Statements

(c)     Exhibits.

        Exhibit 10 - Merger Agreement (without Exhibits and
        Schedules) dated as of August 17, 1995 between the registrant and Bath Iron Works Corporation.

        Exhibit 23 - Consent of Arthur Andersen LLP

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                GENERAL DYNAMICS CORPORATION
                                         (Registrant)



                                  By    /s/ John W. Schwartz
                                       John W. Schwartz
                                          Controller
Dated September 28, 1995


                                                 Item 7 (a).

     Bath Iron Works Corporation

     Unaudited Financial Statements for the period ended July 2, 1995

     Audited Financial Statements for the years ended January 1, 1995 and January 2, 1994 Together With Auditors' Report

                       BATH IRON WORKS CORPORATION

                        Balance Sheet-July 2, 1995

                              (In thousands)

Assets                                        1995
Current Assets:
Cash and cash equivalents                  $    268
Restricted funds                             11,601
Accounts receivable-
  U.S. Government                            38,865
  Other                                         395
Shipbuilding contracts in progress          199,672
Inventories                                   6,470
Prepaid tax asset, net                       28,667
Other                                         1,627

                                            287,565


Property, Plant and Equipment:
Land and land improvements                   10,538
Buildings                                   151,475
Machinery and equipment                     104,855
Construction in process                       5,719

                                            272,587

Less-Accumulated depreciation               127,576

                                            145,011


Other Assets:
Excess of purchase price over
  net assets acquired                       267,103
Prepaid tax asset, net                       27,785
Restricted funds                             21,796
Intangible pension asset                        266
Other noncurrent assets                       3,332

  Total assets                             $752,858


Liabilities and Stockholders Equity
Current Liabilities:
Current portion of long-term debt          $ 42,500
Accounts payable                             85,606
Accrued liabilities-
  Workers' compensation                      45,346
  Vacation and sick pay                      27,065
  Pension                                     6,901
  Interest                                       85
  Income taxes                                1,175
  Other                                      20,077

                                            228,755

Long-term Liabilities:
  Debt                                       74,054
  Accrued postretirement benefit cost        30,128
  Workers' compensation                      18,313
  Pension                                    14,734
  Other                                       2,673

                                            139,902

Commitments and Contingencies                     -

Accrued Dividends on Preferred Stock        158,637

Senior Redeemable Exchangeable
  Preferred Stock                           163,984

Stockholders Equity:
Common stock                                      1
Additional paid-in capital                  187,370
Accumulated deficit                        (125,383)
Unrealized loss on securities
  available for sale                            152
Minimum pension liability
  adjustments                                 (560)

                                             61,580

Total liabilities and stockholders equity  $752,858

The accompanying notes are an integral part of the financial statements.
                     BATH IRON WORKS CORPORATION

                      Statements of Income
     For the Six Months Ended July 2, 1995 and July 3, 1994

                         (In thousands)



                                               1995       1994

Revenues                                     $483,174   $442,697

Cost of Revenues                              464,169    420,853

  Operating income                             19,005     21,844

Interest Expense, net                          (7,288)    (9,574)

Amortization of Goodwill                       (4,285)    (4,285)

  Income before provision
    for income taxes                            7,432      7,985

Provision for Income Taxes                      4,940      5,031

  Net income                                  $ 2,492     $2,954

The accompanying notes are an integral part of the financial statements.

                  BATH IRON WORKS CORPORATION

                    Statements of Cash Flows
     For the Six Months Ended July 2, 1995 and July 3, 1994

                         (In thousands)


                                                1995      1994
Cash Flows from Operating Activities:
 Net income                                   $2,492     $2,954
   Adjustments to reconcile net income to
   net cash provided by operating activities-
     Depreciation                             10,015      9,308
     Amortization                              4,463      4,463
     Deferred income taxes                     4,347      4,413
     Debt discount amortization                  321        321

                                              21,638     21,459

   Changes in operating assets and liabilities-
     Accounts receivable                     (22,862)   (14,655)
     Restricted funds                         (5,117)    (3,432)
     Shipbuilding contracts
       in progress                            (5,320)    (8,989)
     Inventories and other assets               (153)       821
     Accounts payable and
       accrued liabilities                     9,901     21,742

     Net cash provided (used) by
       operating activities                   (1,913)    16,946

Cash Flows from Investing Activities:
 Purchases of property,
   plant and equipment                        (5,335)    (7,679)

Cash Flows from Financing Activities:
 Repayment of debt                           (21,250)   (10,625)
 Net borrowing under revolving
   line of credit                              6,350          -
 Deferred financing costs                          -       (450)

     Net cash used in financing
       activities                            (14,900)   (11,075)

Net Decrease in Cash and
  Cash Equivalents                           (22,148)    (1,808)

Cash and Cash Equivalents,
  beginning of period                         22,416     41,309

Cash and Cash Equivalents,
  end of period                               $  268    $39,501

The accompanying notes are an integral part of the financial statements.
                  BATH IRON WORKS CORPORATION

           Notes to Financial Statements (Unaudited)
                          July 2, 1995




(1)  Basis of Presentation

     The unaudited financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, the Company believes that the disclosures included herein are adequate to make the information presented not misleading. Operating results for the six month period ended July 2, 1995, are not necessarily indicative of the results that may be expected for the year ended December 31, 1995. These unaudited financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's audited financial statements for the year ended January 1, 1995 included in this Current Report on Form 8-K.

     In the opinion of the Company, the unaudited financial statements contain all adjustments (consisting only of normal recurring accruals, except as discussed in Note 2) necessary for a fair presentation of the results for the six month periods ended July 2, 1995 and July 3, 1994.

(2)  Voluntary Early Retirement Incentive Program

     The Company established a Voluntary Early Retirement Incentive Program (VERIP) in early 1995. Salaried employees who were at least 52 years old and had at least 10 years of service were eligible. The program provides each participant with four years of additional credited service and four years of additional age for purposes of calculating the pension benefit. During 1995, the Company recorded an approximate $9 million charge to operating income representing the estimated additional liability due to the VERIP.

(3)  Contingencies

     During the first six months of 1995, there has been no change in the Company's position relating to contingencies discussed in Note 10 of the 1994 audited financial statements. No other matters of a contingent nature have arisen.

(4)  Subsequent Events

     On September 13, 1995, the Company's common stock was acquired by General Dynamics Corporation pursuant to a Merger Agreement dated August 17, 1995. On August 17, 1995, the Company entered into an Assignment Agreement transferring to the principal stockholder of the Company the Company's beneficial interest in any recovery or outstanding claims with the U.S. Navy, net of certain amounts. Prior to the acquisition, the Company entered into severance arrangements with certain officers and key employees providing severance benefits upon a change in control of the Company, as defined, and the occurrence of certain events.

             INDEX TO AUDITED FINANCIAL STATEMENTS



                                                        Page

Report of Independent Public Accountants                   1

Balance Sheets as of
January 1, 1995 and January 2, 1994                        2

Statements of Income for the
Years Ended January 1, 1995 and January 2, 1994            3

Statements of Changes in Stockholders Equity,
Senior Redeemable Exchangeable Preferred
Stock and Long-term Debt for the Years Ended
January 1, 1995 and January 2, 1994                        4

Statements of Cash Flows for the Years
Ended January 1, 1995 and January 2, 1994                  5

Notes to Financial Statements                              6

            Report of Independent Public Accountants



To the Board of Directors of
Bath Iron Works Corporation:

We have audited the accompanying balance sheets of Bath Iron Works Corporation (a Maine corporation) as of January 1, 1995 and January 2, 1994, and the related statements of income, changes in stockholders equity, senior redeemable exchangeable preferred stock and long-term debt, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bath Iron Works Corporation as of January 1, 1995 and January 2, 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

As explained in Notes 2 and 3 to the financial statements, effective January 3, 1994, the Company changed its method of accounting for certain investments in debt securities.






Boston, Massachusetts                        ARTHUR ANDERSEN LLP
February 21, 1995
(except with respect to the matter
discussed in Note 12, as to which the
date is September 13, 1995)

                       BATH IRON WORKS CORPORATION

            Balance Sheets-January 1, 1995 and January 2, 1994

            (In thousands except share and per share amounts)

Assets                                        1994        1993
Current Assets:
Cash and cash equivalents                  $ 22,416   $ 41,309
Restricted funds                              9,932      8,426
Accounts receivable-
  U.S. Government                            15,571      8,348
  Other                                         827      1,634
Shipbuilding contracts in progress          198,372    170,180
Inventories                                   6,744      6,684
Prepaid tax asset, net                       29,391     29,507
Other                                           228         32

                                            283,481    266,120


Property, Plant and Equipment:
Land and land improvements                   10,538     10,538
Buildings                                   149,528    145,121
Machinery and equipment                      94,534     84,547
Construction in process                      13,979     12,559

                                            268,579    252,765

Less-Accumulated depreciation               118,887    100,640

                                            149,692    152,125


Other Assets:
Excess of purchase price over
  net assets acquired                       271,388    279,959
Prepaid tax asset, net                       31,885     43,663
Restricted funds                             17,201     11,600
Intangible pension asset                        266      1,511
Other noncurrent assets                         470        382

  Total assets                             $754,383   $755,360


Liabilities and Stockholders Equity
Current Liabilities:
Current portion of long-term debt          $ 42,500   $ 31,875
Accounts payable                             73,347     70,555
Accrued liabilities-
  Workers' compensation                      37,651     36,818
  Vacation and sick pay                      27,463     18,579
  Pension                                     8,685      8,700
  Interest                                    7,597          -
  Income taxes                                1,599      1,245
  Other                                      23,928     24,884

                                            222,770    192,656

Long-term Liabilities:
  Debt                                       94,982    136,839
  Accrued postretirement
    benefit cost                             27,429     25,108
  Workers' compensation                      18,878     11,607
  Pension                                     6,620     12,061
  Due to U.S. Government                          -      4,800
  Other                                       2,673      3,396

                                            150,582    193,811

Commitments and Contingencies                     -          -

Accrued Dividends on Preferred Stock        147,882    126,372

Senior Redeemable Exchangeable
  Preferred Stock                           163,819    163,487
Authorized 1,654,625 Shares Issued
  and 1,654,625 Shares Outstanding

Stockholders Equity:
Common stock, $1.00 par value per share-
Authorized-1,000 shares
Issued and outstanding-1,000 shares               1          1
Additional paid-in capital                  187,370    187,370
Accumulated deficit                        (116,955)  (105,244)
Unrealized loss on securities
  available for sale                          (526)          -
Other                                         (560)    (3,093)

                                             69,330     79,034

Total liabilities and
  stockholders equity                      $754,383   $755,360


The accompanying notes are an integral part of these financial statements.
                     BATH IRON WORKS CORPORATION

                      Statements of Income
    for the Years Ended January 1, 1995 and January 2, 1994

                         (In thousands)



                                             1994       1993

Revenues                                   $893,266  $872,422

Cost of Revenues                            843,005   828,959

  Operating income                           50,261    43,463

Interest Expense, net                       (17,795)  (21,828)

Amortization of Goodwill                    (8,571)   (8,570)

  Income before provision
    for income taxes                         23,895    13,065

Provision for Income Taxes                   13,764     7,400

  Net income                                $10,131   $ 5,665


The accompanying notes are an integral part of these financial statements.


                                BATH IRON WORKS CORPORATION

                       Statements of Changes in Stockholders Equity,
             Senior Redeemable Exchangeable Preferred Stock and Long-term Debt for the Years Ended January 1, 1995 and January 2, 1994

                                       (In thousands)

                                               STOCKHOLDERS EQUITY
                                                             Unrealized                         Senior
                                                              Loss on     Minimum             Redeemable
                                      Additional             Securities   Pension            Exchangeable  Long-
                            Common     Paid-in    Retained   available   Liability            Preferred     Term
                            Stock      Capital    Deficit     for sale   adjustment  Total      Stock       Debt
Balance, January 3, 1993   $      1   $187,370    $(89,066)  $      -    $      -   $   98,305   $163,156   $168,071
Net income                        -          -       5,665          -           -        5,665          -          -
Net payments and current
  maturities                      -          -           -          -           -            -          -    (31,875)
Recognition of minimum
  pension plan liability          -          -           -          -     (3,093)       (3,093)         -          -
Dividends accrued on preferred
  stock and accretion of
  preferred stock discount        -          -     (21,843)         -           -      (21,843)       331         -
Amortization of debt discount     -          -           -          -           -            -          -        643

Balance, January 2, 1994          1    187,370    (105,244)         -     (3,093)       79,034    163,487    136,839
Net income                        -          -      10,131          -           -       10,131          -          -
Net payments and current
  maturities                      -          -          -           -           -            -          -    (42,500)
Adjustment of minimum
  pension plan liability          -          -          -           -       2,533        2,533          -          -
Recognition of unrealized
  loss on securities available
  for sale, net of tax            -          -          -        (526)           -       (526)          -          -
Dividends accrued on preferred
  stock and accretion of
  preferred stock discount        -          -    (21,842)          -           -     (21,842)        332          -
Amortization of debt discount     -          -          -           -           -           -           -        643

Balance, January 1, 1995   $      1   $187,370  $(116,955)     $ (526)    $  (560)   $ 69,330    $163,819    $94,982

The accompanying notes are an integral part of these financial statements.

                  BATH IRON WORKS CORPORATION

                    Statements of Cash Flows
    for the Years Ended January 1, 1995 and January 2, 1994

                         (In thousands)


                                               1994     1993
Cash Flows from Operating Activities:
 Net income                                  $10,131   $5,665
   Adjustments to reconcile net income to
   net cash provided by operating activities-
     Depreciation                             18,886   19,940
     Amortization                              8,927    9,672
     Deferred income taxes                    12,074    6,302
     Debt discount amortization                  643      643

                                              50,661   42,222

   Changes in operating assets and liabilities-
     Accounts receivable                      (6,416)  15,898
     Restricted funds                         (7,996)  (3,777)
     Shipbuilding contracts
       in progress                           (20,727)  10,514
     Inventories and other assets               (250)     256
     Accounts payable and
       accrued liabilities                    14,613   26,839

     Net cash provided by
       operating activities                   29,885   91,952

Cash Flows from Investing Activities:
 Purchases of property,
   plant and equipment                       (16,453) (11,845)

Cash Flows from Financing Activities:
 Repayment of debt                           (31,875)       -
 Net payments on revolving
   line of credit                                  -  (39,000)
 Deferred financing costs                       (450)       -

     Net cash used in financing
       activities                            (32,325) (39,000)

Net Change in Cash and
  Cash Equivalents                           (18,893)  41,107

Cash and Cash Equivalents,
  beginning of year                           41,309      202

Cash and Cash Equivalents,
  end of year                                $22,416  $41,309

Supplemental Disclosures of Cash Flow Information:
 Cash paid for-
   Interest                                   $9,962  $20,441
   Income taxes                               $  840   $  836

Supplemental Disclosures of Noncash Financing Activities:
 Accrual of dividends on
   Preferred Stock                           $21,510  $21,510
 Accretion of discount on
   Preferred Stock                            $  332   $  331

The accompanying notes are an integral part of these financial statements.
                  BATH IRON WORKS CORPORATION

                 Notes to Financial Statements
                        January 1, 1995




(1)  Acquisition

     Bath Iron Works Corporation (the Company) is a wholly-owned subsidiary of Bath Holding Corp., which was formed in 1986 to acquire all of the outstanding stock of the Company. The Company constructs, converts and modernizes naval vessels and merchant ships.

     The August 1986 transaction, which was accounted for as a purchase, was financed through the issuance of common and preferred stock and long-term debt (see Notes 5 and 11). The purchase price has been pushed down to Bath Iron Works Corporation and allocated to the net assets acquired based on the fair market value at the date of acquisition. The excess purchase cost is reflected in the accompanying balance sheets as excess of purchase price over net assets acquired. The purchase price allocation was subject to change to the extent that tax benefits were realized from the acquired net operating loss carryforwards (see Note 6).

(2)  Summary of Significant Accounting Policies

(a)  Fiscal Year

       The Company's annual accounting period ends on the Sunday closest to December 31. The fiscal year-end date for 1994 is January 1, 1995 and 1993 is January 2, 1994. Fiscal 1994 and 1993 each contain 52 weeks.

(b)  Long-term Contract Accounting

       The performance on shipbuilding contracts normally extends over several years. Revenues include the costs of materials expended, direct labor, overhead and estimated profit. Profit on contracts is accrued using the percentage-of-completion method of accounting. The percentage of completion is determined based on physical progress, which closely approximates the ratio of total costs incurred to total estimated costs at completion. Losses on a contract are recorded during the period in which the loss is first indicated. Estimated revenues and costs at completion are reviewed and revised periodically throughout the lives of the contracts, and adjustments are made to current period earnings for the cumulative effect of changes in price and cost estimates of prior periods. In accordance with normal practice in the shipbuilding industry, the Company includes in current assets and current liabilities amounts relating to contracts realizable and payable over a period in excess of one year.

(2)  Summary of Significant Accounting Policies (Continued)

(c)  Cash and Cash Equivalents

       For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

(d)  Restricted Funds

       Investments in U.S. Government obligations, which are included in restricted funds, are stated at the lower of cost or market; cost approximates market value at January 2, 1994. Effective January 3, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No.
       115). Under SFAS No. 115, the Company has classified its investments in U.S. Government obligations as available-for-sale and valued the securities at fair market value with an offsetting balance in stockholders equity representing the difference between the amortized cost of the securities and fair market value of the securities, net of tax.

(e)  Inventories

       Inventories consist of materials and supplies stated at the lower of average cost, which approximates first-in, first-out (FIFO) cost or market.

(f)  Property, Plant and Equipment

       Land, buildings, machinery and equipment are recorded at cost. Depreciation is provided over the estimated remaining lives of the assets using the straight-line method for financial statement purposes. The estimated useful lives are as follows:

                   Land improvements        10 - 24 years
                   Buildings                20 - 33 years
                   Machinery and equipment  2 - 16 years

(g)  Income Taxes

       Effective December 30, 1991, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

(2) Summary of Significant Accounting Policies (Continued)

(g)  Income Taxes (Continued)

       Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in the statements of income in the period that includes the enactment date.

(h)  Excess of Purchase Price over Net Assets Acquired

       The excess of purchase price over net assets acquired
       (goodwill) is being amortized on a straight-line basis over 40 years. Amortization expense amounted to $8.6 million in 1994 and 1993.

(i)  Reclassifications

       Certain reclassifications have been made to the prior year's financial statements to conform to the current year presentation.

(3)  Restricted Funds

   The Company has established trust funds for self-insured workers' compensation under an agreement with the State of Maine. The Company is required to deposit into trusts funds that are restricted for payment of workers' compensation benefits.

   Effective January 3, 1994, the Company adopted the provisions of SFAS No. 115. Accordingly, the Company's investments, principally in U.S. Government obligations, have been classified as available-for-sale and are reported at their fair value of $27.1 million. Gross unrealized losses of $0.9 million are reported as a separate component of stockholders equity net of deferred taxes of $0.4 million. Total amortized cost of the investment is $28.0 million and essentially all securities mature prior to 2000.

(4)  Shipbuilding Contracts in Progress

   Shipbuilding contracts in progress represents the excess of contract costs and profits recognized to date over billings on specific contracts.

   Shipbuilding contracts in progress includes $148.6 million at January 1, 1995 and $111.1 million at January 2, 1994 withheld under contract retainage provisions, a portion of which will not be collected within one year.


(4)  Shipbuilding Contracts in Progress (Continued)

   Shipbuilding contracts in progress at January 1, 1995 and January 2, 1994 includes approximately $26.3 million of unfunded accrued workers' compensation costs (see Note 7). As this type of cost is reimbursable under the Company's major shipbuilding contracts, the Company expects to recover these costs when the costs are actually paid.

(5)  Long-term Debt

   Long-term debt consists of the following at January 1, 1995 and January 2, 1994 (in thousands):

                                             1994      1993
   11% Senior notes payable to a stockholder,
   due in installments from 1995 to 1997
   (less unamortized discount of $643 and
   $1,286 in 1994 and 1993, respectively) $137,482  $168,714

   Less - Current portion                   42,500    31,875
                                           $94,982  $136,839

   On January 27, 1994, the Company entered into a credit agreement with a bank to fund its working capital needs. The Company can borrow up to $25.0 million under the agreement, which expires on June 30, 1996. Borrowings under the credit agreement are in the form of either a prime rate loan or a Eurodollar rate loan at the election of the Company. Prime rate loans bear interest at the bank's prime rate (8.5% at January 1, 1995) plus 1%, and Eurodollar rate loans bear interest at the Eurodollar rate (6% at January 1, 1995) plus 3%. The Company must also pay a facility fee of 3/8 of 1% of the commitment amount per year. For the year ended January 2, 1994, the Company had entered into a credit agreement, which expired in December 1993, with a group of banks.

   Terms of the various loan agreements, as amended, include various covenants, the most restrictive of which restricts the amount of additional debt and certain corporate acts, such as sale and leaseback transactions, investments and guarantees, and stock dividends and redemptions. The terms also limit the amount of capital expenditures and require the Company to maintain minimum working capital, cash flow and various financial ratios. As of January 1, 1995 the Company was in compliance with all debt covenants.

   The aggregate annual principal payments, excluding future amortization of debt discount, due in future years on all long-term debt are as follows (in thousands):

                                  Annual Principal Payments
                   Fiscal year-
                        1995              $ 42,500
                        1996                42,500
                        1997                53,125

(5)  Long-term Debt (Continued)

   Discounts and costs incurred in connection with the issuance of debt have been deferred and are being amortized over the terms of the notes.

   In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS No. 107), the Company believes that the carrying value of the 11% senior notes reasonably approximates the fair value at January 1, 1995 and January 2, 1994.

(6)  Income Taxes

   The components of the provision for income taxes reflected in the accompanying statements of income are as follows
   (in thousands):

                                          1994     1993

   Current                              $1,690    $1,098
   Deferred                             12,074     6,302

                                        $13,764   $7,400

   Deferred income taxes arise primarily from the use of accelerated methods of depreciation for tax purposes, differences between book and tax profit recognition on long-term contracts, net operating loss and credit carryforwards and accruals that are not deductible for tax purposes until paid.

   A reconciliation between the provision for income taxes computed at statutory rates and the amount reflected in the accompanying statements of income is as follows (in thousands):

                                          1994     1993

   Computed expected tax provision        $8,363   $4,573
   Increase (reduction) in taxes resulting
     from Amortization of goodwill         3,000    3,000
   State income taxes, net of
     federal tax benefit                   1,975    1,308
   Effect of tax rate increase on
     deferred tax assets                       -   (1,540)
   Other                                     426       59

                                         $13,764   $7,400


(6)  Income Taxes (Continued)

   In August 1993, the U.S. tax law was revised to increase corporate tax rates by one percentage point for income over $10.0 million. The increase in the tax rate decreased the tax provision and increased prepaid current and long-term tax assets by $1.5 million.

   Effective December 30, 1991, the Company adopted SFAS No. 109, which resulted in the recognition of net prepaid tax assets of approximately $74 million and a corresponding reduction in goodwill of $74 million. The adoption of SFAS No. 109 allowed the Company to recognize the anticipated benefit of remaining preacquisition net operating loss carryforwards.

   The significant items making up net prepaid tax assets at January 1, 1995 and January 2, 1994 are as follows (in thousands):

                                 1994             1993
                          Current Long-term Current Long-term

   Assets-
   Net operating loss and
     credit carryforwards $11,535  $20,980  $16,400  $34,237
   Deferred postretirement
     benefits other than
     pensions                   -   11,187        -   10,294
   Deferred workers'
     compensation           4,644    7,699    4,326    4,759
   Shipbuilding contract
     differences            5,793        -      352        -
   Deferred payment due to
     U.S. Government        1,968        -    1,927    1,968
   Health insurance
     reserves               1,628        -    2,545        -
   Vacation accrual         3,086        -    2,539        -
   Deferred pension
     deduction              1,040    2,591    1,034    3,057
   Other                      602      393    1,294    1,146

                           30,296   42,850   30,417   55,461
   Liabilities-
   Accelerated
     depreciation               -   10,965        -   11,798
   Other                      905        -      910        -

                              905   10,965      910   11,798

   Prepaid tax asset      $29,391  $31,885  $29,507  $43,663


(6)  Income Taxes (Continued)

   The Company believes it will have sufficient future taxable income to allow for the realization of future tax benefits in accordance with the more likely than not criteria established in SFAS No. 109. As substantially all of the net operating loss carryforwards relate to preacquisition net operating loss carryforwards, any differences between the net prepaid tax assets recorded and the amount ultimately realized will result in a corresponding increase or decrease to goodwill.

   The Company has available, for tax purposes, net operating loss carryforwards of approximately $56.6 million at January 1, 1995, subject to review by the Internal Revenue Service, which expire in fiscal years 2001 through 2008. The Company has tax credit carryforwards of approximately $9.3 million at January 1, 1995. Of these credits, $8.3 million have no expiration date. The remainder expire in 1999 through 2004. The Tax Reform Act of 1986 contains provisions that limit the net operating loss carryforwards to be used in any given year upon the occurrence of certain events, including significant changes in ownership interests.

(7)  Employee Benefit Plans

   (a) Pensions

       The Company sponsors two qualified noncontributory defined benefit pension plans that cover substantially all salaried employees and hourly employees who meet a one-year service requirement. The Company's funding policy is to make the minimum contribution to the salaried plan required by the Employee Retirement Income Securities Act (ERISA) and the Internal Revenue Code (IRC) maximum tax deductible contribution (without regard to IRC Section 404(a)(1)(D)) to the hourly plan. However, this policy may be periodically impacted by U.S. Government Cost Accounting Standards, with which the Company must also comply.

       Effective September 1, 1994, hourly employees represented by certain unions became participants of the International Association of Machinist National Pension Plan (IAM Plan) and ceased earning service under the Company's defined benefit plan. As a result, the Company experienced a curtailment loss of approximately $1.2 million. Under the IAM Plan, the employees will receive upon retirement $21.30 per month for each year of service after September 1, 1994 and $11.22 per month for each year of service before September 1, 1994. Total years of service is capped at 30 years. The Company contributes to the IAM Plan $0.38 for each hour of service rendered by the represented employee. Total contributions for the year ended January 1, 1995 were $1.4 million. As of January 1, 1995, the actuarially computed value of vested benefits for the IAM Plan was less than the value of net assets of the IAM Plan. Therefore, the Company would have no withdrawal liability. However, the Company has no intentions of withdrawing from the IAM Plan, nor has the Company been informed that there is any intention to terminate the IAM Plan.

(7)  Employee Benefit Plans (Continued)

   (a) Pensions (Continued)

       In addition to the plans described above, the Company has a supplemental retirement plan for certain salaried employees.

       The net pension cost for the years ended January 1, 1995 and January 2, 1994 for the Company's pension plans is as follows (in thousands):

                                            1994      1993

        Service cost                      $ 5,901   $ 5,925
        Interest cost on projected
          benefit obligations              10,740    10,308
        Actual loss (return) on
          plan assets                         271   (12,052)
        Net amortization and deferral               (11,637)
        2,231
        Effect of plan curtailment          1,198         -
        Net pension cost                  $ 6,473   $ 6,412

       The following table sets forth the funded status of the Company's pension plans and the amounts recognized in the accompanying balance sheets (in thousands):

                                            1994      1993
       Actuarial present value of benefit obligations at
       valuation date-
       Vested benefits                    $117,371  $117,100
       Nonvested benefits                    7,824    14,313
       Accumulated benefit obligation     $125,195  $131,413
       Projected benefit obligation       $140,108  $148,989
       Plan assets at fair value at
        valuation date                     128,283   127,006
       Projected benefit obligation in excess
         of plan assets                     11,825    21,983
       Unrecognized net asset                  415       450
       Unrecognized net (gain) loss          2,275    (4,671)
       Adjustment to recognize minimum
         plan liability                      1,213     4,604
       Unrecognized prior service cost        (423)   (1,605)
       Net pension liability               $15,305   $20,761
       Accrued company contributions,
         current                           $ 8,685   $ 8,700
       Accrued company contributions,
         long-term                           6,620    12,061
                                           $15,305   $20,761

(7)  Employee Benefit Plans (Continued)

   (a) Pensions (Continued)

       The discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.5% and 5.5%, respectively, as of January 1, 1995 and 7.5% and 4.5%, respectively, as of January 2, 1994. The expected long-term rate of return on assets was 9% for both years.

       In accordance with Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions, (SFAS No. 87), the Company recorded additional minimum pension liability adjustments of $1.2 million and $4.6 million as of January 1, 1995 and January 2, 1994, respectively, representing the amount by which the accumulated benefit obligation exceeds the fair value of plan assets and accrued pension liability. The additional liability has been offset by an intangible asset to the extent of previously unrecognized prior service cost of $0.3 million and $1.5 million as of January 1, 1995 and January 2, 1994, respectively. The amount in excess of previously unrecognized prior service cost is recorded as a reduction to stockholders equity, net of tax. These amounts totaled $0.6 million and $3.1 million as of January 1, 1995 and January 2, 1994, respectively.

       The Company also maintains two defined contribution benefit plans covering substantially all of its employees. Employees can contribute up to 15% of salary, subject to certain limitations. During 1994, the Company matched between 20% and 40% of the first 5% contributed by the employee, depending on employee classification. Prior to January 3, 1994, the Company matched 20% of the first 5% contributed by the employee. The total costs of the defined contribution plans for the years ended January 1, 1995 and January 2, 1994 were $2.1 million and $1.2 million, respectively.

   (b) Postretirement Benefits Other Than Pensions

       Employees who have attained certain age and service requirements are eligible for postretirement benefits for medical costs and life insurance coverage. The postretirement benefit for medical costs covers the period from eligible early retirement age (generally age 55 for most employees) to age 65, at which time no further benefits are due to the retiree. The cost to the Company for postretirement medical benefits is equal to the difference between the actual annual medical costs incurred by the retiree less an amount charged to the retiree. Employees who leave the Company prior to early retirement eligibility are not eligible for any postretirement benefits. The Company funds all postretirement benefits other than pensions on a pay-as-you-go basis.


(7)  Employee Benefit Plans (Continued)

   (b) Postretirement Benefits Other Than Pensions (Continued)

       In fiscal 1992, the Company adopted the provisions of SFAS No. 106. In connection with the adoption of SFAS
       No. 106, the Company immediately recognized the accumulated postretirement benefit obligation as of the beginning of the fiscal year.

       The following table sets forth the funded status of the Company's accumulated postretirement benefit obligation reconciled to the accrued postretirement benefit cost included in the accompanying balance sheets as of January 1, 1995 and January 2, 1994 (in thousands):

                                            1994      1993
       Accumulated postretirement benefit obligation-
       Retirees                           $ 3,850   $ 4,928
       Fully eligible active
         plan participants                  6,143     3,821
       Other active plan participants      14,675    18,668
                                           24,668    27,417
       Plan assets                              -         -
       Unrecognized net gain (loss)         2,337   (2,309)
       Unrecognized prior service cost        424         -
       Accrued postretirement
         benefit cost                     $27,429   $25,108

       The components of net periodic postretirement benefit expense included in the accompanying statements of income for the years ended January 1, 1995 and January
       2, 1994 are as follows (in thousands):

                                            1994      1993
       Service cost                       $ 1,334   $ 1,444
       Interest cost                        1,784     1,896
       Net amortization and deferral          (84)        -
                                          $ 3,034   $ 3,340

       For the purpose of measuring medical costs, the annual rates of increase in the per capita cost of covered health care benefits were assumed for fiscal 1994 and 1993 to be 13% and 14%.


(7)  Employee Benefit Plans (Continued)

   (b) Postretirement Benefits Other Than Pensions (Continued)

       respectively. The rate was assumed to decrease gradually to 6% for fiscal 2001 and remain at that level thereafter. The impact of a 1% increase in the assumed health care cost trend rates would have the effect of increasing the accumulated postretirement benefit obligation by approximately $2.5 million as of January 1, 1995 and January 2, 1994. The impact of a 1% increase in the assumed health care cost trend rates would have the effect of increasing the postretirement benefit expense by approximately $0.4 million, for the years ended January 1, 1995 and January 2, 1994.

       The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.5% in 1994 and 7.5% in 1993.

   (c) Workers' Compensation

       Using a combination of trust funds and aggregate excess loss insurance policies, the Company has self-insured all workers' compensation claims since September 1, 1988. As of January 1, 1995, the trust funds totaled at $27.1 million, which is the estimated present value of future claim payments. For the periods prior to September 1, 1988, the Company has accrued a liability of approximately $28.4 million for potential workers' compensation insurance premium adjustments. This amount is included in the accompanying balance sheets as of January 1, 1995 and January 2, 1994.

(8)  Due to U.S. Government

   In connection with a claim settlement entered into in 1987, the Company has incurred an obligation to pay certain considerations to the U.S. Government, totaling $18.9 million. The remaining balance of $4.8 million has been recorded as a current liability in the accompanying balance sheets.

   In accordance with SFAS No. 107, the Company estimates that the fair value of the amount due to the U.S.
   Government at January 1, 1995 was approximately $4.4 million, based on the present value of the payment stream using an assumed market interest rate of 9.5%.


(9)  Lease Commitments

   The Company leases various data processing, shipbuilding and automotive equipment. Total rental expenses charged to operations amounted to $7.9 million and $9.0 million in 1994 and 1993, respectively. Minimum annual rental commitments under all noncancelable operating leases are as follows (in thousands):

                                         Minimum Annual
                                      Rental Commitment
                    Fiscal year-
                        1995              $ 7,114
                        1996                4,769
                        1997                2,441
                        1998                1,923
                        1999                1,547

(10) Commitments and Contingencies

   The Company is a party to various pending claims and legal proceedings, including environmental claims and proceedings, some of which are for significant amounts. The accompanying balance sheets include an accrual, which is not material, for the impact of expected costs under these claims and proceedings after consideration of applicable insurance coverage. As a result, although the outcome of such matters cannot be forecasted with certainty, it is the opinion of management that the likelihood is remote that the ultimate outcome of such claims and proceedings will have a material adverse effect on the Company's financial position and results of operations.

   Effective August 22, 1994, the Company signed three-year labor contracts with labor unions representing production workers, clerical workers and guards. As part of these agreements, the Company granted that there would be no involuntary layoffs for the duration of their respective union contracts. These contracts expire on August 24, 1997. Based on current backlog, management anticipates that there will be no requirements for layoff.

   The Company's 1994 and 1993 revenues, as well as projected revenues on backlog work, were derived primarily from fixed-price incentive-fee contracts with the U.S. Navy on its AEGIS shipbuilding programs. To date, the Company has delivered eight cruisers and five destroyers from contracts for eight cruisers and eighteen destroyers.

   The Company has outstanding claims with the U.S. Navy on these contracts totaling approximately $175.1 million, excluding interest on the claims. These claims request compensation for design changes, defective government-furnished information, related delay and disruption costs, and other issues caused by Navy actions. The Company is pursuing these issues at the Armed Services Board of Contract Appeals and the Court of Federal Claims. At this time, the Company cannot reasonably estimate the time required to resolve these contractual issues.

(10) Commitments and Contingencies (Continued)

   Favorable resolution of these claims will have a positive impact on the Company's financial position, cash flow and operating income. Management believes it has a strong case for the submitted amounts and that the claims will be resolved favorably but is unable to state with reasonable certainty the ultimate value or timing of such resolution. Accordingly, it has chosen not to reflect such related expected revenues in the January 1, 1995 financial statements. In addition, management believes that the Company should be able to meet its financial obligations in the absence of favorable resolution of these contractual issues. (See Note 12 for further discussion.)

   During 1993 and 1992, the Company filed for property tax abatements for 1993, 1992 and 1991 from the City of Bath, Maine (the City). These filings reflected management's belief that the City had overvalued the Company's property and, therefore, was overtaxing the Company. The City denied these abatements.

   In December 1992, the Company filed a petition for assessment review with the State Board of Property Tax Review for the 1991 tax year. In December 1993, the Company received a favorable judgment that required the City to repay approximately $1.8 million in back taxes and approximately $0.4 million in interest. In addition, the property tax base of the Company's assets was reduced, thereby reducing the Company's annual expenditure for property taxes by approximately $1.8 million.

   Based on the ruling for 1991, the Company and the City entered into negotiations to settle the tax dispute for 1992 and 1993 as well as for 1991. Accordingly, the Company and the City reached a repayment agreement in March 1994 for all three years. Under the agreement, the City repaid the Company $0.8 million in 1994, and agreed to repay $1.0 million in 1995, $1.0 million in 1996, $1.2 million in 1997 and $1.4 million in 1998. In return, the Company agreed to waive all interest charges. On January 24, 1995 the City settled its obligation to the Company by purchasing and delivering to the Company U.S. Treasury Bonds that will mature annually in 1995 through 1998. The U.S. Treasury Bonds are in amounts sufficient to settle the agreed amounts due. Consistent with established practices, the Company will recognize such rebates to cost in the years in which the U.S. Treasury Bonds mature.

   The Company is also secondarily liable for payment of approximately $1.0 million of letter-of-credit obligations related to workers' compensation self-insurance.
   Management does not believe that the Company will be required to discharge these obligations.

(11) Senior Redeemable Exchangeable Preferred Stock

   The senior redeemable exchangeable preferred stock (the Senior Preferred Stock) holds no voting rights. Each share is entitled to annual dividends of $13 (cumulative) and a preference of $100 plus unpaid dividends in liquidation. Under the terms of the various loan and securities purchase agreements, dividends are restricted, and, as a result, dividends on Senior Preferred Stock will not be paid prior to expiration of the revolving credit agreement (see Note 5).

   The Senior Preferred Stock is scheduled for redemption at face value in installments as follows:


                    Fiscal Year         Number of Shares
                        1998               413,656
                        1999               413,656
                        2000               413,656
                        2001               413,657
                                         1,654,625

   The Company may redeem all of the Senior Preferred Stock in exchange for 13% senior subordinated notes due August
   15, 1997 in a principal amount equal to the preference value of the Senior Preferred Stock. The difference between the face value of the Senior Preferred Stock of $165.5 million and the carrying amount of the Senior
   Preferred Stock of $163.8 million is being accreted over the applicable terms of the installments.

   In accordance with SFAS No. 107, the Company believes that the fair value of its Senior Preferred Stock cannot be reasonably estimated, as there is no public market and the Company does not believe that comparable preferred stock issuances exist or are relevant.

(12) Subsequent Events

   On September 13, 1995, the Company's common stock was acquired by General Dynamics Corporation pursuant to a Merger Agreement dated August 17, 1995. On August 17, 1995, the Company entered into an Assignment Agreement transferring to the principal stockholder of the Company the Company's beneficial interest in any recovery or outstanding claims with the U.S. Navy, net of certain amounts. Prior to the acquisition, the Company entered into severance arrangements with certain officers and key employees providing severance benefits upon a change in control of the Company, as defined, and the occurrence of certain events.
                                                 Item 7 (b).

                     GENERAL DYNAMICS CORPORATION

           PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                             (UNAUDITED)



          As of September 13, 1995, the registrant acquired all of the issued and outstanding shares of Bath Iron Works Corporation from Bath Holding Corp. and the Prudential Insurance Company of America for a purchase price of $300 million in cash. A portion of the purchase consideration was utilized to prepay the outstanding debt of Bath Iron Works Corporation.

          The following unaudited pro forma combined condensed financial statements have been prepared by the registrant from its historical consolidated financial statements and from the historical financial statements of Bath Iron Works Corporation which are included in this Current Report on Form 8-K. The unaudited pro forma combined condensed statements of earnings reflect adjustments as if the transaction had occurred on January 1, 1994. The unaudited pro forma combined condensed balance sheet reflects adjustments as if the transaction had occurred on July 2, 1995. The pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that the registrant believes are reasonable in the circumstances.

          The unaudited pro forma combined condensed financial statements are not necessarily indicative of what the financial position or results of operations actually would have been if the transaction had occurred on the applicable dates indicated. Moreover, they are not intended to be indicative of future results of operations or financial position. The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of the registrant and the related notes thereto which were included in the registrant's Annual Report on Form 10-K for the year ended December 31, 1994. The unaudited pro forma combined condensed financial statements should also be read in conjunction with the historical financial statements of Bath Iron Works Corporation which are included in this Current Report on Form 8-K.



             GENERAL DYNAMICS CORPORATION

  PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

                     (UNAUDITED)


   (Dollars in millions, except per share amounts)




                                 For The Six Months Ended July 2, 1995

                                             BATH
                                   GENERAL   IRON    PRO FORMA   PRO FORMA
                                   DYNAMICS  WORKS  ADJUSTMENTS   COMBINED

NET SALES                           $1,456   $483      $   -       $1,939

OPERATING COSTS AND EXPENSES         1,301    464          4  (a)   1,760
                                                          (9) (b)

OPERATING EARNINGS                     155     19          5          179

Interest, net                           28     (8)         8  (d)      20
                                                          (8) (c)
Other income, net                        2     (4)         4  (d)       2

EARNINGS FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES                185      7          9          201

Provision for income taxes              64      5          -  (e)      69

EARNINGS FROM CONTINUING OPERATIONS $  121   $  2      $   9       $  132


EARNINGS PER SHARE FROM
    CONTINUING OPERATIONS            $1.92                          $2.09

WEIGHTED AVERAGE SHARES AND EQUIVALENTS
  OUTSTANDING (in millions)           63.2                           63.2



See accompanying notes.






                  GENERAL DYNAMICS CORPORATION

       PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

                          (UNAUDITED)




        (Dollars in millions, except per share amounts)




                                   For the Year Ended December 31, 1994

                                             BATH
                                   GENERAL   IRON   PRO FORMA   PRO FORMA
                                   DYNAMICS  WORKS ADJUSTMENTS  COMBINED


NET SALES                           $3,058   $893      $   -      $3,951

OPERATING COSTS AND EXPENSES         2,737    843          8  (a)  3,588

OPERATING EARNINGS                     321     50         (8)        363

Interest, net                           22    (17)        17  (d)
                                                         (13) (c)      9
Other income, net                        -     (9)         9  (d)      -

EARNINGS FROM CONTINUING OPERATIONS
    BEFORE INCOME TAX                  343     24          5         372

Provision for income taxes             120     14         (4)(e)     130

EARNINGS FROM CONTINUING OPERATIONS $  223   $ 10      $   9     $   242



EARNINGS PER SHARE FROM
    CONTINUING OPERATIONS            $3.51                         $3.82

WEIGHTED AVERAGE SHARES AND EQUIVALENTS
    OUTSTANDING (in millions)         63.4                          63.4


See accompanying notes.

                  GENERAL DYNAMICS CORPORATION

           PRO FORMA COMBINED CONDENSED BALANCE SHEET

                          (UNAUDITED)

                     (Dollars in millions)


                                            As of July 2, 1995

                                             BATH
                                   GENERAL   IRON   PRO FORMA   PRO FORMA
                                   DYNAMICS  WORKS ADJUSTMENTS   COMBINED
ASSETS

CURRENT ASSETS:
Cash and equivalents                $ 371    $   -    $(300) (f) $   71
Marketable securities                 867        -        -         867
                                    1,238        -     (300)        938
Accounts receivable                    94       39        -         133
Contracts in process                  292      206        -         498
Other current assets                  250       42      (29) (g)    263
Total Current Assets                1,874      287     (329)      1,832

NONCURRENT ASSETS:
Leases receivable -
  finance operations                  212        -        -         212
Real estate held for development      132        -        -         132
Property, plant and equipment, net    249      145       30  (h)    424
Goodwill                                -      267     (267) (i)      -
Intangible asset related to
  destroyer program                     -        -      141  (h)    141
Other assets                          233       54      (28) (g)    259
Total Noncurrent Assets               826      466     (124)      1,168
                                   $2,700    $ 753    $(453)     $3,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt   $   -    $  43    $ (43) (f) $    -
Accounts payable                       58       85       (6) (f)    137
Other current liabilities             488      101       62 (h),(j) 651
Total Current Liabilities             546      229       13         788

NONCURRENT LIABILITIES:
Long-term debt                         38       74      (74) (f)     38
Long-term debt - finance operations   150        -        -         150
Preferred stock and accrued dividends   -      323     (323) (f)      -
Other liabilities                     555       66       (8)(h),(j) 613
Total Noncurrent Liabilities          743      463     (405)        801

SHAREHOLDERS' EQUITY:
Shareholders' equity                1,411        -        -       1,411
Net investment in Bath Iron Works       -       61      (61) (h)      -
Total Shareholders' Equity          1,411       61      (61)      1,411
                                   $2,700    $ 753    $(453)     $3,000


See accompanying notes.

                  GENERAL DYNAMICS CORPORATION

             NOTES TO UNAUDITED PRO FORMA COMBINED

                 CONDENSED FINANCIAL STATEMENTS




The following adjustments give pro forma effect to the transaction:


(a) Record amortization of the intangible asset related to the destroyer program over a 25-year period and depreciation of the increased value of equipment over an 11-year period.

(b) Eliminate charge taken by Bath Iron Works related to adoption of a voluntary early retirement incentive program which would not have been recorded under the registrant's accounting method for retirement benefits which are recoverable under government contracts.

(c) Reduction in interest income due to the payment of the purchase price in cash.

(d) Eliminate interest expense of debt retired and amortization expense of goodwill from previous acquisition.

(e) Adjust the tax provision to the company's effective tax rate of 34.5% in 1995 and 35% in 1994.

(f) Cash purchase price used to retire all outstanding debt and acquire all outstanding stock of Bath Iron Works.

(g) Eliminate Bath Iron Works' Federal income tax accounts not acquired.

(h) To adjust the acquired assets and assumed liabilities to their estimated fair values, including the recording of an intangible asset related to the destroyer program, and an increase in the value of equipment and retirement liabilities.

(i)    Eliminate goodwill from previous acquisition.

(j) Certain reclassifications were made to conform to the company's presentation.

Because there is not a material difference between primary and fully diluted earnings per share, only fully diluted earnings per share are presented.